Exhibit 107.1

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ServiceTitan, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A common stock, $0.001 par value per share	Rule 457(a)	10,120,000	$57.00	$576,840,000	$153.10 per $1,000,000	$88,314.20
Fees Previously Paid	Equity	Class A common stock, $0.001 par value per share	Rule 457(o)	–	–	$100,000,000	$153.10 per $1,000,000	$15,310.00
		Total Offering Amounts				$576,840,000		$88,314.20
		Total Fees Previously Paid						$15,310.00
		Total Fee Offsets						–
		Net Fee Due						$73,004.20

(1)	Includes 1,320,000 additional shares that the underwriters have the option to purchase.